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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------
                                                      CONTACT
Hudson Valley Holding Corp.                           -------
21 Scarsdale Road                                     Stephen R. Brown
Yonkers, NY 10707                                     Sr. EVP, COO & CFO
                                                      (914) 771-3212 (Earnings)

                                                      Wendy Croker
                                                      VP, Shareholder Relations
                                                      (914) 771-3214 (Dividend)


                          HUDSON VALLEY HOLDING CORP.
                         REPORTS THIRD QUARTER EARNINGS
                          AND ANNOUNCES CASH DIVIDEND

        YONKERS, NY, October 28, 2003 . . . James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announced earnings for the third quarter of 2003. Earnings for the nine month period were $18.2 million, compared to $ 17.7 million for the same period in 2002. Diluted earnings per share were $3.00 compared to $2.96 for the same period last year. In addition, Mr. Landy announced that as of September 30, 2003, assets totaled $1.7 billion, deposits totaled $ 1.1 billion, and net loans totaled $680 million.

        Further, William E. Griffin, Chairman of the Board, noted the continued excellent performance of the Company and announced that the Company has declared a cash dividend of $0.41 per share payable to all shareholders of record as of the close of business November 7, 2003. The dividend will be mailed to shareholders on or about November 17, 2003.

        Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester and a loan production office in Dutchess County. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals in Westchester County, the Bronx and Manhattan. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

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